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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                        Under the Securities Act of 1934
                              (Amendment No. Three)

                                Today's Man, Inc.
                                ----------------
                                (Name of Issuer)

                      Common Stock, no par value per share
                         (Title of Class of Securities)

                                    888910106
                                    ---------
                                 (CUSIP Number)





The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).























                                Page 1 of 4 Pages


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--------------------------------            ------------------------------------
CUSIP NO.     888910106             13G           Page 2 of 4 Pages
          ---------------
--------------------------------            ------------------------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

         David Feld
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)      |_|
                                                                 (b)

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
              5      SOLE VOTING POWER

                     5,649,578
  NUMBER OF  -------------------------------------------------------------------
   SHARES      6      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            -0-
    EACH     -------------------------------------------------------------------
  REPORTING    7      SOLE DISPOSITIVE POWER
   PERSON
     WITH             5,650,752.9 (includes 1,174.9 shares contributed to the
                                     reporting person's 401(k) account)
             -------------------------------------------------------------------
                8      SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,650,752.9 (includes 1,174.9 shares contributed to the reporting person's 401(k) account)
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*
                   Does not include 124,000 shares held in trust for the benefit of Mr. Feld's children as to which Mr. Feld disclaims beneficial ownership.

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        52.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 4 Pages


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Item 1(a)  Name of Issuer:

           Today's Man, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           835 Lancer Drive
           Moorestown, NJ 08057

Item 2(a)  Name of Persons Filing:

           David Feld

Item 2(b)  Address of Principal Business Office:

           Today's Man, Inc.
           835 Lancer Drive
           Moorestown, NJ 08057

Item 2(c)  Citizenship:

           United States

Item 2(d)  Title of Class of Securities:

           Common stock, no par value.

Item 2(e)  CUSIP Number:  888910106

Item 3     Not Applicable

Item 4     Ownership:

           (a)  Amount Beneficially Owned                           5,650,752.9*

           (b)  Percent of Class                                        52.0%

           (c)  Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote          5,649,578

                (ii) shared power to vote or to direct the vote           - 0 -

                (iii) sole power to dispose or to direct the
                      disposition of                                5,650,752.9*

                (iv) shared power to dispose or to direct the
                     disposition of                                       - 0 -

* includes 1,174.9 shares allocated to the reporting person's 401(k) account.

                                Page 3 of 4 Pages




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Item 5      Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            Not Applicable.

Item 6      Ownership of More Than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------

            Not Applicable.

Item 7      Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company:
            ------------------------------------------------------------

            Not Applicable.

Item 8      Identification and Classification of Members of the Group:
            ---------------------------------------------------------

            Not Applicable.

Item 9      Notice of Dissolution of Group:
            ------------------------------

            Not Applicable.

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.


Date:           January 27, 1997                      /s/ David Feld
         -----------------------------               --------------------------
                                                     DAVID FELD











                                Page 4 of 4 Pages